INDEPENDENT CONSULTING SERVICES AGREEMENT


     THIS AGREEMENT is made effective as of the 1st day of January 2004, by and between Maui Land & Pineapple Company, Inc., a Hawaii corporation, whose principal place of business and mailing address is 120 Kane Street, Kahului, Hawaii 96733 ("MLP") and Douglas R. Schenk whose mailing address is 372 Hoopalua Drive, Pukalani, Hawaii 96768 (hereinafter referred to as the "Contractor").

                           RECITALS:

     A. MLP is forming a new business unit to be named Maui Agricultural Partners that will be responsible for among others
(i) Kapalua Farms, a MLP service entity supporting joint ventures in diversified agriculture in Kapalua, Hawaii, (ii) Earth University Island Institute a work study program being developed with Earth University and the University of Hawaii to promote applied research and education that fosters agricultural entrepreneurs and (iii) Island Energy, a MLP program to identify cost effective methods for growing, processing and marketing bio-fuels (collectively the "Business"). MLP and MAP shall hereafter be referred to collectively as the "Company."

     B. Company desires to contract with Contractor, as an independent contractor, to provide certain consulting and advisory services more fully described below to the Company regarding its operations, marketing and the distribution of its products.

     C. Contractor possesses the skills, experience and contacts necessary to provide such services to Company.

     NOW, THEREFORE, in consideration of the premises and the covenants and conditions contained herein, Company and Contractor hereby agree as follows:

     1.   Relationship of Independent Contractor Created.

          1.1 It is expressly agreed by the parties hereto that Contractor shall not be deemed to be an employee of Company for any purpose whatsoever, but shall be an independent contractor. Further, it is understood and agreed by the parties that nothing contained in this Agreement shall be construed to create a joint venture, partnership, association, or other affiliation or like relationship between the parties, it being specifically agreed that their relationship is and shall remain that of independent parties to a contractual relationship as set forth in this Agreement.


          1.2 Company will not exercise any dominion or control over the specific manner in which Contractor performs the services hereunder, so long as the overall performance by Contractor of such services are satisfactory to Company and in full conformity with the requirements of this Agreement.

          1.3 Company agrees that it shall place no restrictions, either express or implied, upon Contractor's acceptance of work from other persons or companies, provided, however, that Contractor's acceptance of work from such other persons or companies shall not relieve Contractor from the full compliance with the terms of this Agreement, nor shall Contractor's work for other companies interfere with, conflict with or be contrary to the interests of Company.

          1.4 Contractor shall have no authority to bind the Company or to transact business in the name of Company.

     2.   Consulting Services.

          2.1 During the term of this Agreement and as requested by Company, Contractor will furnish to Company the following consulting and advisory services for up to fifteen (15) days
(120 hours) during each calendar quarter covered by this Agreement:
(i) advice and/or consultations with Kapalua Farms managers regarding ways to maximize its operations and results including but not limited to the identity, feasibility and/or operations of potential and/or existing joint ventures in diversified agriculture, (ii) advice and/or consultations regarding the operations of the Earth Island Institute's operations including but not limited to ways to effectively develop implement monitor and promote its work study research and/or education programs for fostering agricultural entrepreneurs and (iii) advice and/or consultations with Island Energy managers on methods to identify and develop cost effective ways to grow, process and market bio-fuels (hereafter collectively referred to as the "Consulting Services"). The Consulting Services shall be provided at such times and for such accounts as shall be mutually agreed upon by Company and Contractor.

          2.2 Contractor may provide other services to the Company as may be agreed upon by the Company and Contractor from time to time, provided that such other services shall not result in any increase in the Contract Fee payable to Contractor hereunder unless agreed to in writing by the Company and Contractor.

     3.   Contract Fee.

          3.1 In consideration for the Contractor's agreement to provide the Consulting Services, Company shall pay to Contractor a Contract Fee of up to Fifteen Thousand Dollars ($15,000) per calendar quarter prorated for the number of Consulting Services hours actually provided by Contractor during the calendar quarter (the "Contract Fee"). The Contract Fee shall be paid to Contractor on or before the 15th day of the first month of each calendar quarter for the Consulting Services performed during the immediately preceding calendar quarter. Company shall reimburse Contractor for all reasonably necessary tax deductible business expenses incurred by Contractor with Company's prior consent (hereafter collectively referred to as the "Contract Fee").


     4.   Liability for Taxes and other Statutory Requirements.

          4.1 Contractor understands and agrees that as an independent contractor, Contractor will be solely responsible for obtaining and maintaining a current Hawaii Gross Excise Tax License and for reporting and paying all state and federal taxes, social security taxes, unemployment insurance contributions and assessments, workers' compensation insurance, prepaid healthcare insurance, temporary disability insurance, general excise taxes, self-employment taxes, and any and all other taxes, fees, assessments or contributions, if any, applicable to Contractor or arising out of the Consulting Services provided by or the Contract Fee paid to Contractor hereunder. Contractor understands and agrees that
(a) Contractor will not be treated as an employee of Company for any purposes; (b) Company will not withhold on behalf of Contractor any sums for income tax, unemployment insurance, social security, or any other federal or Hawaii taxor contribution pursuant to any law or requirement of any governmental body; and (c) Contractor will indemnify and hold
Company harmless from any and all loss or liability arising from Company's failure to make such payments or Company's failure to make such contributions.

          4.2 Contractor understands and agrees that Company will not make available to Contractor any of the benefits afforded to employees of Company, and Contractor shall not have and hereby waives any claim under this Agreement or otherwise against Company for any employee benefit or employee benefit plan coverage including but not limited to vacation pay, paid sick leave, severance, retirement benefits, social security, workers compensation, health, disability, or unemployment insurance benefits or other employee benefits of any kind excepting only the payments and benefits described in Paragraph 2 of that certain Employment Separation Agreement dated December 30, 2003 between the parties. Contractor will indemnify, defend and hold Company harmless from any and all loss or liability arising from Company's failure to make or provide such benefits or contributions.

     5. Indemnification. Contractor agrees to indemnify, defend and hold harmless Company and its officers, directors and employees, from, and reimburse it for, any and all liabilities, claims, demands, losses, damages, injuries, costs and expenses, including attorney's fees and court costs, incurred in connection with, arising out of or incident to the Consulting Services provided hereunder by Contractor or the breach by Contractor of any provision of this Agreement.

     6.   Confidentiality and Noncompetition.

          6.1 Contractor agrees that, Contractor has, and in the course of Contractor's performance of this Agreement Contractor will acquire, confidential information regarding the Company, its clients and its business (the "Confidential Information"). Contractor understands and agrees that Contractor shall: (a) keep such Confidential Information confidential at all times during and after the expiration of the term of this Agreement; (b) not disclose or communicate any Confidential Information to any third party, except as required by law;
(c) not use any Confidential Information on Contractor's own behalf or on behalf of any third party, except as otherwise expressly authorized in writing by Company; and (d) not use any Confidential Information to the detriment of Company.

          6.2 During the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Contractor shall not, without the prior written consent of Company, engage in any activity competitive with the business of Company, its parent or affiliated entities in the State of Hawaii (hereafter referred to as the "Business"). An activity competitive with the Business shall mean becoming an employee, officer, director, contractor or consultant of, or being an investor in, or owner of, any corporation, partnership, limited liability company, or other person or entity engaged in any conduct which competes directly or indirectly with the Business in the State of Hawaii.
It is the desire and intent of the parties that the provisions of this Paragraph shall be enforced to the fullest extent permissible under the laws and public policies of the State of Hawaii. Accordingly, if any particular portion of this Section shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable.

          6.3 In view of the nature of Contractor's services hereunder and the nature of the Confidential Information that Contractor may receive during the course of the performance of Contractor's services, Contractor agrees that any unauthorized disclosure to third parties of any Confidential Information, Contractor's engagement in any competitive activity, or any other violation, or threatened violation, of this Section 6 would cause irreparable damage to the Company, and that, therefore, the Company shall be entitled to an injunction prohibiting Contractor from any such disclosure, attempted disclosure, competitive activity, attempted competitive activity, violation or threatened violation. The undertakings set forth in this Section 6 shall survive the termination of this Agreement.

     7.   Term and Termination.

          7.1 The term of this Agreement shall commence on the date hereof and shall continue through December 31, 2006 unless terminated sooner as provided in Subparagraph 7.2.

          7.2 This Agreement may be terminated by written notice given prior to December 31, 20036 upon the occurrence of any of the following events: (i) by mutual agreement of the parties,
(ii) by Contractor's death, (iii) by Contractor suffering a physical, mental or emotional impairment that prevents Contractor from being available or able to perform any of the Consulting Services to Company's reasonable satisfaction for a period of three consecutive months or any five months during a calendar year, or (iv) by a material breach of this Agreement by either party. In the event this Agreement is terminated prior to December 31, 2006 for any of the foregoing reasons Contractor shall be entitled to receive prompt payment of only those Contract Fees earned through the termination date.

     8. Arbitration. If any claim, dispute or controversy should arise between the Company and Contractor, with respect to this Agreement or their obligations under, any alleged breach of, or the interpretation of, this Agreement (except for any alleged breach of the provisions of Section 6 to which this Section shall not apply), either the Company or Contractor may demand that the dispute be settled by arbitration in Honolulu, Hawaii before a single arbitrator in accordance with the then existing rules for resolving commercial disputes of the American Arbitration Association or its successor, provided, however, that the arbitrator may not alter, amend or terminate any provision of this Agreement or award punitive or exemplary damages unless expressly provided for by statute. The award of the arbitrator shall be final and binding and judgment upon the award may be entered in accordance with the Federal Arbitration Act, unless such law is not applicable in which case in accordance with Hawaii Revised Statutes Chapter 658A, as amended, in any court having jurisdiction thereof. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys' fees shall be shared equally by the Company and Contractor. Each party shall bear its own witness expenses. The prevailing party in such arbitration shall be entitled to recover reasonable attorneys' fees as part of the award resulting from such arbitration but not to exceed the maximum amount permitted under HRS 607-14.

     9.   Miscellaneous.

          9.1 Notices or communications required or permitted to be given under this Agreement shall be given to the respective parties by personal delivery or by registered or certified mail (such notice being deemed given as of the date of mailing) at the addresses set forth in this Agreement unless a party shall otherwise designate a different address by written notice to the other party.

          9.2 This Agreement shall be construed and enforced in accordance with the laws of the State of Hawaii.


          9.3 No assignment of this Agreement or the rights and obligations hereunder shall be valid without the specific written consent of both parties hereto.

          9.4 This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the Consulting Services of Contractor and it supersedes all previous agreements, correspondence, negotiations and discussions regarding the Consulting Services.


          9.5 This Agreement may be amended only by an instrument in writing signed by both parties thereto, effective as of the date stipulated therein.

          9.6 If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

          9.7 No consent or waiver, express or implied, by a party or of any breach or default by the other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party hereunder.

          9.8 This Agreement shall be binding upon and is for the benefit of the parties hereto and their successors, transferees, permitted assigns, heirs and personal representatives.

          9.9 Any exhibits attached hereto are incorporated by reference in this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                              MAUI LAND & PINEAPPLE COMPANY INC.

                              By /S/DAVID C. COLE
                                   Its President & CEO

                                                   the "Company"




                              /S/ DOUGLAS R. SCHENK
                                  DOUGLAS R. SCHENK